Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Form S-8 Nos. 333-262260, 333-266928, 333-272972, 333-279055, and 333-282649) pertaining to the Equity Incentive Plan of Perion Network Ltd.,
(2)	Registration Statements (Form S-8 Nos. 333-284011, 333-287426) pertaining to the 2024 Share Incentive Plan of Perion Network Ltd., and
(3)	Post-Effective Amendment No. 1 to a Registration Statement (Form S-8 No. 333-282649) pertaining to the 2024 Share Incentive Plan of Perion Network Ltd.;

of our reports dated March 16, 2026, with respect to the consolidated financial statements of Perion Network Ltd., and the effectiveness of internal control over financial reporting of Perion Network Ltd., included in this Annual Report (Form 20-F) for the year ended December 31, 2025.

/s/ Kost Forer Gabbay & Kasierer
A Member of EY Global

Tel-Aviv, Israel
March 16, 2026